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                                                                    EXHIBIT 23.2



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We have issued our report dated May 29, 1998 (except for Notes 1 and 3 and paragraph three of Note 2 as to which the date is July 31, 1998, and December 17, 1998, respectively), accompanying the consolidated financial statements of Insurance Management Solutions Group, Inc. and Subsidiaries contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts".



GRANT THORNTON LLP





Tampa, Florida
December 18, 1998